Exhibit 10.22
CARRY AND EARNING AGREEMENT
By and between
ENCANA OIL & GAS (USA) INC.,
And
APPROACH OIL & GAS INC.
Dated
July 13, 2007

CARRY AND EARNING AGREEMENT
This CARRY AND EARNING AGREEMENT (this “Agreement”), dated the 13th day of July, 2007 (the “Effective Date”), is by and between ENCANA OIL & GAS (USA) INC., a Delaware corporation (“EnCana”) and APPROACH OIL & GAS INC., a Delaware corporation (“Approach”). EnCana and Approach may each also be referred to herein as a “Party” or collectively as the “Parties.”
BACKGROUND
1. EnCana is the current owner and holder of the oil, gas and mineral leases described on Exhibit A, attached hereto, and the leasehold interest in the lands covered thereby (individually, a “Lease” and collectively, the “Leases,” as identified by name and EnCana lease number on Exhibit A).
2. The Parties desire to enter into this Agreement in order to provide the terms and conditions under which Approach will acquire an interest in the Properties (as hereafter defined) through the drilling of wells, as further provided herein.
3. Capitalized terms used herein will have the meaning given to such terms herein. A list of the capitalized terms is set forth in the Schedule of Definitions attached hereto.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:
ARTICLE I
PROPERTIES SUBJECT TO AGREEMENT
     1.01 Description of Properties. Subject to the Excluded Assets (as hereafter defined), the following properties (collectively, the “Properties”) are subject to this Agreement:
(a) All interests related to the Leases, including, but not limited to, all oil and gas leasehold interests, including working, royalty, overriding royalty, production payment, and other leasehold interests, and all rights resulting from the pooling, unitizing or communitizing of those interests; and
(b) all other real property interests and rights owned by EnCana and associated with the Leases, including mineral interests, surface owned in fee, easements and water rights.
     1.02 Excluded Assets. EnCana reserves to itself, and there is hereby excepted from this Agreement, the following (collectively, the “Excluded Assets”):
(a) the EnCana — Devon Fee C — 03 wellbore (API#42-293-31707) and all previous and future production therefrom;

(b) the EnCana — Devon Fee D — 04 wellbore (API#42-395-31092) and all previous and future production therefrom;
(c) the EnCana — Devon Fee D — 05 wellbore (API#42-395-31124) and all previous and future production therefrom;
(d) the EnCana — Devon Fee 01 wellbore (API# 42-293-31654) and all previous and future production therefrom; and
(e) the oil and gas leases (whether or not portions of the Leases) included in the proration units associated with the four described wells, as further described and shown on the plats attached hereto as Exhibit B.
ARTICLE II
DELIVERIES AT EXECUTION
2.01	Payments at Execution. Upon execution of this Agreement, Approach will pay to EnCana by wire transfer of immediately available funds, to the account designated on Exhibit C, $350,000.00 (the “Lease Rental Deposit”), to be used pursuant to Section 6.01(f) to pay Approach’s 50% share of the delay rentals, shut-in royalties, minimum royalties, and lease extensions required or permitted under the terms of the Leases.
2.02	Other Deliveries. Simultaneously with the execution of this Agreement, the Parties and Approach Operating, LLC, as operator (“Approach Operating”) will each execute and deliver to the other the JOA (as hereafter defined) as to the Commitment Wells.
2.03	Letter of Credit. Upon execution of this Agreement, Approach will cause an irrevocable, unconditional, stand-by letter of credit (the “Letter of Credit”), substantially in the form of Exhibit J, to be issued:
(i)	in the aggregate face amount of $2,600,000.00;

(ii)	by a financial institution acceptable to EnCana;

(iii)	that is available to be drawn at sight, in full or partial draws and with draw conditions acceptable to EnCana, including a Default by Approach;

(iv)	that will provide for a reduction in the face amount to $1,300,000.00 upon the Earning Event for the second Initial Commitment Well; and

(iv)	that will remain valid and in effect until the occurrence of the Earning Event for the third Initial Commitment Well.

2.04 Approach Operating. If this Agreement calls for performance of an obligation by Approach Operating, Approach shall cause the performance thereof, and the failure to do so will be considered a default hereunder by Approach. Any action, inaction or omission by Approach Operating that would be a default hereunder if it were the action, inaction or omission of Approach, shall be deemed to be a default by Approach. Any action hereunder forbidden to be taken by Approach shall also be forbidden to Approach Resources, Inc. and its subsidiaries.
ARTICLE III
INFORMATION AND TITLE REVIEW
3.01 Title and Other Information Held By EnCana. Within 30 days of the Effective Date, EnCana will provide to Approach copies of its oil and gas lease files, including, but not limited to, all title data, such as broker’s run sheets, title opinions and abstracts, covering the Leases. EnCana will provide to Approach copies of all other information relevant to EnCana’s leasehold position in the Properties, including geological, geophysical and engineering information. All of such information is provided without warranty of any kind, including as to completeness or accuracy. EnCana will not be required to make available any information covered by existing agreements of confidentiality to which it is bound; provided, however, that EnCana will make commercially reasonable efforts to obtain the release of any such information.
ARTICLE IV
COMMITMENT WELLS
4.01	Number of Commitment Wells and Specifications.
(a) Approach will be responsible for paying 100% of the costs, including drilling rig stand-by costs (other than drilling rig stand-by costs incurred as a result of EnCana’s failure to satisfy, on or before July 30, 2007, the conditions set forth in Section 4.04(c)), of three wells on the Leases in accordance with the provisions of this Agreement and the AFE’s (each, an “Initial Commitment Well” and collectively, the “Initial Commitment Wells”), drilled to the Objective Depth on a Drilling Unit and Completed (each as hereafter defined) (which Completion, upon the mutual consent of the Parties, may be at a depth shallower than the Objective Depth) or, upon the mutual consent of the Parties, plugged and abandoned with the drilling rig.
(b) The Parties agree to evaluate the Initial Commitment Wells and the production therefrom during the Evaluation Period (as hereafter defined). Approach may elect out of the project contemplated by this Agreement by delivering written notice of such election (a “Withdrawal Notice”) to EnCana during the Evaluation Period. If Approach delivers a Withdrawal Notice, Approach shall forfeit its rights to earn an interest in the Leases except for Leases included in the assigned Drilling Units to the Initial Commitment Wells, but such forfeiture shall be the only consequence of Approach electing out of the contemplated project.
     If Approach does not deliver a Withdrawal Notice to EnCana, Approach will be responsible for paying 100% of the costs, including drilling rig stand-by costs of two additional wells on the Leases (each a “Subsequent Commitment Well” and collectively, the “Subsequent Commitment Wells”; the Initial Commitment Wells and the Subsequent Commitment Wells are sometimes collectively referred to herein as the “Commitment Wells”). Each Subsequent Commitment Well shall be drilled to the Objective Depth and Completed (which Completion, upon the mutual consent of the Parties, may be at a depth shallower than the Objective Depth) or, upon the mutual consent of the Parties, plugged and abandoned with the drilling rig.
     As used herein, the term “Evaluation Period” means the period of time beginning on the date that the third Initial Commitment Well is Completed and tied into the flowline and ending on the earlier to occur of (i) 120 days thereafter and (ii) the date EnCana receives a Withdrawal Notice.
(c) Approach Operating will be the operator of the Commitment Wells. As operator, Approach Operating will perform all of the functions of the operator under the JOA, other than title and curative work on the Drilling Units. EnCana will perform the title and curative work on the Drilling Units.
(d) If Approach drills a Commitment Well to the Objective Depth but based upon the logs and other data pertaining to the well Approach recommends plugging and abandoning the well and the Parties mutually agree that an attempt to complete the well as a commercial producer is not prudent, then Approach shall proceed to plug and abandon the well and an Earning Event will be deemed to have occurred with respect to such Commitment Well.
4.02	AFE’s.
(a) An authority for expenditure (an “AFE”) for the first Commitment Well is attached to this Agreement as Exhibit D. Approach must prepare and submit to EnCana, no later than the date that is 10 days following the commencement of actual drilling operations on each Commitment Well after the first Commitment Well, an AFE for the next Commitment Well to be drilled, each such AFE to conform in style and substance to the AFE attached hereto as Exhibit D.
(b) EnCana will have 7 business days after its receipt of an AFE in which to provide comments on the elements of the AFE covering operations prior to the casing point. The Parties will consult on the terms of each AFE, but if the Parties cannot reach agreement, the final decision will be made by: (i) EnCana for the Initial Commitment Wells; and (ii) Approach, for the Subsequent Commitment Wells.

4.03	Completions and Other Procedures.
(a) No fewer than 14 days prior to beginning Completion operations on a Commitment Well, Approach will provide EnCana with the Completion procedures it intends to undertake with respect to the Commitment Well. EnCana will have 7 days in which to provide comments to the Completion procedures.
(b) The Parties will consult on the Completion procedures to be undertaken on each Commitment Well, but (i) the final decision as to the intervals to be completed and the procedures to be undertaken with respect to each Initial Commitment Well will be EnCana’s, so long as such decision is in compliance with the terms of the applicable AFE, and (ii) the final decision as to the intervals to be completed and the procedures to be undertaken with respect to each Subsequent Commitment Well, if any, will be Approach’s.
(c) If EnCana desires to attempt a Completion on an Initial Commitment Well, so long as such Completion is in compliance with the terms of the AFE, Approach Operating, as operator, must perform the Completion and the costs of the Completion will be part of the costs of the Commitment Well for which Approach is responsible. Notwithstanding the foregoing or anything else in this Agreement to the contrary, either Party may elect (the “Electing Party”) to conduct seismic surveys or other geoscientific work or to acquire any geological or geophysical data, processings or interpretations with respect to the Leases (other than any such work inside a wellbore) (collectively, “Geoscientific Data”), provided that if the other Party desires to participate in the Geoscientific Data, such Party shall pay the Electing Party fifty percent (50%) of the out-of-pocket costs and expenses incurred by the Electing Party in the acquisition, licensing, generating, processing and interpreting of such Geoscientific Data.
4.04	Timing of Commitment Wells.
(a) The Commitment Wells will be drilled in the order and at the locations set forth on Exhibit E, unless the Parties mutually agree otherwise.
(b) Approach must commence actual drilling operations on the first Initial Commitment Well no later than July 30, 2007, provided that the following conditions precedent have been satisfied by such date:
(i) EnCana shall have provided a title opinion regarding the applicable drilling site to Approach in form and substance reasonably satisfactory to Approach;
(ii) EnCana shall have cured, or shall be in the process of curing to Approach’s reasonable satisfaction, any title defects reflected in the title opinion described above that could materially affect the Parties’ ability to collect its share of working interest revenue;

(iii) A drilling rig shall be available to commence drilling (Approach agrees to use a drilling rig that has been contracted for or is owned by EnCana, if such rig is available); and
(iv) EnCana shall have provided Approach evidence in form and substance reasonably satisfactory to Approach that all requirements set forth in EnCana’s surface use agreement with TXU Mining have been satisfied with respect to the first Initial Commitment Well.
(c) Approach must commence operations for the drilling of each other Initial Commitment Well as soon as reasonably practicable following the release of the drilling rig from the prior Initial Commitment Well.
(d) As set forth in Section 4.01(a) above, Approach has no obligation to commence drilling any well during the Evaluation Period. At the end of the Evaluation Period, so long as Approach has not delivered a Withdrawal Notice, Approach must commence drilling of the Subsequent Commitment Wells no later than as set forth below:
(i) the first Subsequent Commitment Well will be commenced no later than the date that is 30 days following the end of the Evaluation Period.
(ii) the second Subsequent Commitment Well, immediately upon release of the drilling rig from the prior Subsequent Commitment Well.
4.05	Substitute Wells. If Approach Operating spuds a Commitment Well and thereafter encounters drilling conditions or reservoir conditions in the drilling of the well which in the opinion of a prudent operator would cause the operator to cease drilling and abandon the hole prior to Completion, and Approach abandons the hole for such reasons, Approach shall have the right to spud a substitute well (a “Substitute Well”) at the closest practicable location either, at Approach’s election, (i) within 30 days following the abandonment or (ii) within 30 days following Completion of the next scheduled Commitment Well. A Substitute Well if drilled in the same manner as required by this Agreement and paid for by Approach, shall constitute a Commitment Well. All of the costs of both the abandoned well and the Substitute Well must be paid by Approach in order for an Earning Event to occur with respect to the applicable Drilling Unit.

4.06	Information, Rights.
(a) Approach shall maintain with respect to each Commitment Well, as and when drilled, all drilling reports, logs, drillstem test data, and geological and geophysical maps and all other relevant data. EnCana will be entitled, at all reasonable times, upon reasonable notice, at EnCana’s sole risk and expense, to access to the rig floor and location of all Commitment Wells. Approach will furnish to EnCana, within 3 days of receipt by Approach, all well information, logs, test results and other information with respect to all Commitment Wells. Approach will provide EnCana with daily reports of operations during any period of time when work is being performed on any Commitment Well.
(b) Approach, at its sole cost and expense, must acquire at least the following information on each Commitment Well:
(i) mud logging data, including a manned mud logging unit, from above the Rodessa Formation (as commonly identified in the area) to total depth in each Commitment Well;
(ii) a suite of logs including a Triple Combo and a Natural Gamma Ray Spectroscopy log
(iii) a Dipole Sonic log;
(iv) drill cuttings characteristics evaluation;
(v) FMI log on at least one of the Initial Commitment Wells; and
(vi) a pre-frac injection test (also called DFIT) on at least one of the Initial Commitment Wells.
(c) EnCana will have the right, upon five days notice and during normal business hours, to audit the books and records of Approach with respect to the Commitment Wells.
4.07	Third Party Interests. The Parties’ aggregate working interest in each Commitment Well shall be not less than ninety-five percent (95%).

4.08	Certain Defined Terms.
(a) The term “Completed,” “Completing” or “Completion” means, with respect to a Commitment Well:
(i)	running production casing;

(ii)	attempting fracture stimulations in the well, generally in accordance with the procedures in the AFE attached hereto as Exhibit D and based on generally accepted engineering practices appropriate for the area;

(iii) procuring and installing flowlines, wellheads, tanks and other production equipment, through and including the location well test meter for each Commitment Well.
(b) The term “Cotton Valley Lime Formation” means the correlative interval identified as occurring between the depths of 11,400 feet and 12,300 feet as identified on the Dual Induction log of the Raymond L. Brown Well, located in the G. Gardner Survey, A-217, Limestone County, Texas (API #42-293-00588).
(c) The term “Objective Depth” means the lesser of:
(i) a total vertical depth of 12,100 feet (measured from the surface of the earth); or
(ii) a depth at least 500 feet into the Cotton Valley Lime Formation.
ARTICLE V
ASSIGNMENTS
5.01	Rights Earned By Drilling Unit.
(a) Upon each Earning Event with respect to a Drilling Unit, Approach will earn an interest in the applicable Drilling Unit equal to 50% of EnCana’s interest in the Drilling Unit (the “Approach Interest”). Notwithstanding the creation of a pooled unit larger than 160 acres with respect to a Commitment Well, Approach will only earn a Drilling Unit for each Commitment Well drilled and Completed (or, upon the mutual consent of the Parties, plugged and abandoned) until the occurrence of the final Earning Event.
(b) The term “Drilling Unit” means an acreage block of lands subject to the Leases consisting of 160 acres, plus or minus 10%, or the largest unit permitted by the particular Leases on which a well is drilled, if less than 160 acres plus or minus 10%. EnCana will determine, in its sole discretion, the configuration of the Drilling Units.
5.02	Interest to Be Assigned in Drilling Unit.
(a) Within 30 days of an Earning Event (as hereafter defined) with respect to a Drilling Unit, EnCana will assign to Approach, by assignment in the form attached hereto as Exhibit F (the “Assignment”), the Approach Interest. The Assignment will deliver to Approach the net revenue interest owned by EnCana as of the Effective Date, reserving no overriding royalty interest not presently existing, and will be made without warranty of title whatsoever except by, through and under EnCana, but to no further extent.
(b) The term “Earning Event” means the occurrence of all of (i), (ii) and (iii), below:

(i)	a Commitment Well or, as the case may be, a Substitute Well, has been drilled to the Objective Depth;

(ii)	such well has been Completed (which Completion, upon the mutual consent of the Parties, may be at a depth shallower than the Objective Depth) or, upon mutual consent of the Parties, plugged and abandoned pursuant to Section 4.01(a) or Section 4.01(d) of this Agreement with the drilling rig without attempting a Completion; and

(iii)	Approach has paid all costs and expenses attributable to such Commitment Well.
5.03 Final Earning Event. Within 30 days of the occurrence of the Earning Event with respect to the last of the Commitment Wells (the “Final Earning Event”), EnCana will assign Approach, in addition to Approach’s proportionate share of the last Drilling Unit, its proportionate share of the remaining Leases not yet assigned to Approach. The foregoing shall not be deemed to obligate Approach to commence the Subsequent Commitment Wells unless Approach elects not to opt out of the project during the Evaluation Period.
ARTICLE VI
JOA; DEVELOPMENT FOLLOWING EVALUATION PHASE
6.01	Heads-Up Operations.
(a) Upon execution of this Agreement, the Parties will execute an operating agreement in the form attached hereto as Exhibit G (the “JOA”) covering the proposed Drilling Units with respect to the Commitment Wells, naming Approach Operating as operator. Following the Final Earning Event, EnCana may elect to become operator of the Commitment Wells, any subsequent wells drilled under the JOA and for all the Leases by providing written notice to Approach of such election within 30 days of the Final Earning Event. In the event EnCana does not provide such a notice to Approach within 30 days of the Final Earning Event, Approach Operating shall be the operator for the Commitment Wells, any subsequent wells drilled under the JOA and for all the Leases.
     Promptly following the delivery of a Withdrawal Notice, if any, Approach Operating shall resign as operator of the Commitment Wells, and EnCana shall be named as operator.
(b) Leases earned by Approach according to Section 5.03 hereof, will be deemed to be added to Exhibit “A-2” of the JOA upon the occurrence of the Final Earning Event.
(c) In the event of any conflict or inconsistency between the terms of this Agreement and any JOA, this Agreement shall prevail to the extent of such conflict.

(d) Subject to the terms of this Agreement, after the Completion of a Commitment Well, the JOA will govern all operations on the well and all costs and expenses of operations with respect to the Commitment Well will be borne and paid by EnCana and Approach according to their proportionate working interest in the Leases, subject to the consent and non-consent provisions of the JOA and the terms and conditions of the JOA relating to subsequent operations.
(e) No Party may propose the drilling of wells (other than a Commitment Well) in the AMI (as hereafter defined) until after the Final Earning Event.
(f) EnCana shall pay, or cause to be paid, all delay rentals, shut-in royalties, minimum royalties and lease extensions that may be required or permitted under the terms of the Leases. Approach shall be responsible for paying, upon invoice, its 50% share of such payments following the Effective Date. The Parties acknowledge that Approach has paid the Lease Rental Deposit and that EnCana shall apply the Lease Rental Deposit to Approach’s 50% share of the costs described in this paragraph. If the aggregate amount of delay rentals, shut-in royalties, and lease extensions that may be required or permitted under the terms of the Leases prior to the date of a Withdrawal Notice, if any, or the Final Earning Event is less than the amount of the Lease Rental Deposit, EnCana shall, at Approach’s option, either remit such excess amount to Approach or hold such amount for application towards the payment of Approach’s 50% share of such future payments. Notwithstanding the payment of the amounts due under this paragraph, Approach will not earn any interest in the Leases except as set forth in Section 5.02.
(g) If the Parties form a Drilling Unit by pooling any of the Leases with other oil and gas leases which are not subject to the JOA, as between the Parties the JOA will still control operations on the Drilling Unit, even if a Party is also a party to a separate joint operating agreement on the leases not subject to the JOA; except that, if any such joint operating agreement with third parties exists or is entered into, EnCana will be entitled to make all elections thereunder until the Final Earning Event.
ARTICLE VII
AMI
7.01	Area of Mutual Interest.
(a) There is hereby created an Area of Mutual Interest (the “AMI”) which shall consist of the lands within the boundary marked on the plat attached as Exhibit H. If a tract of land is located partially within the AMI and partially outside, all of such tract will be subject to the terms of this Article VII. There is excluded from the AMI and not subject to the provisions of this Article VII, whether or not so marked on Exhibit H, the area of any existing area of mutual interest to which EnCana is a party.

(b) If, during the period of time beginning June 1, 2007 and ending on the date that is 2 years later (the “Initial Term”) and, as to any lands in the AMI subject to the JOA as of the end of the Initial Term, thereafter, for so long as the JOA remains in effect, either Party acquires an oil, gas and mineral lease, mineral interest, overriding royalty interest, royalty interest or any other interest in oil or gas or any contractual right to acquire interests in oil and gas leases, such as through farmin agreements (any of which is referred to herein as an “Interest” or collectively as “Interests”) within the AMI, the acquiring Party shall, within sixty (60) days of finalizing the acquisition, offer to the non-acquiring Party the right to purchase 50% of such Interest by paying 50% of the acquiring Party’s costs (such costs to include, but are not necessarily limited to, the acquiring Party’s land work with respect to the Interest, the lease bonus, option payments, broker fees, filing fees and cost of third party title examination). If an acquisition of Interests includes Interests in lands both within the AMI as well as outside the AMI, the acquisition will be considered to be entirely within the AMI. If two or more Interests are included in a single notice, the non-acquiring Party will have the right to make separate elections as to each of the acquired Interests. Notwithstanding the foregoing, EnCana will not offer any Interests until the end of the Evaluation Period, if Approach has not submitted a Withdrawal Notice, EnCana will offer to Approach all Interests acquired in the AMI prior to the date of such offering.
(c) An offer made pursuant to this AMI must be in writing and include sufficient information for the non-acquiring Party to reasonably evaluate the offer, including a complete description of the acquired Interest and information specifying the number of gross and net lease acres, existing overriding royalties or other burdens affecting the Interest, the purchase price and the terms of the acquisition, as well as the actual acquisition costs, the obligations required to earn such interest, including bonus considerations or equivalent if other than cash, broker’s fees, recording fees, and rentals, and any other information the acquiring Party deems relevant to the acquisition of the Interest. The offer should be made in the manner for giving any other notices under this Agreement. The Party receiving the offer shall have 30 days (the “Acceptance Period”) following receipt of such notice in which to elect to participate in the acquisition and to submit payment for its share.
(d) If the non-acquiring Party elects to participate, the acquiring Party shall assign the applicable percentage interest in the Interest to the non-acquiring Party within ten (10) business days of receiving the non-acquiring Party’s payment, free and clear of any burdens other than those arising under the terms and provisions of the applicable agreements and instruments giving rise to the Interest and any intervening transfers thereof up to the time of acquisition by the acquiring Party. Any Interest in which both Parties participate shall be subject to the provisions of this Agreement and the JOA. Failure of the non-acquiring Party to (i) respond in writing to an acquisition notice within the Acceptance Period, or (ii) pay for its share of costs within the Acceptance Period will be deemed an election not to acquire a share of the Interest.

(e) If an Interest is to be earned by drilling wells or shooting seismic, the non-acquiring Party must ratify all appropriate agreements within the Acceptance Period and agree to participate in and pay for such required operations. If the non-acquiring Party turns down any Interest or fails to pay for its share of such Interest, the acquiring Party shall hold such interest free and clear of any further obligations under this Agreement and the JOA.
(f) Notwithstanding anything herein to the contrary, the provisions set forth in this Article will not apply to any acquisitions which (i) result from a merger, consolidation, reorganization with, by, or between a Party and another party, or (ii) result from a merger or acquisition of the stock of another company or all of an entity or partnership or an acquisition of all or substantially all of the assets of an entity by the acquiring Party, whether by cash, like-kind exchange, stock purchase or otherwise.
ARTICLE VIII
DEFAULTS AND REMEDIES
8.01	Defaults.
(a) It will be a default under this Agreement (a “Default”) if Approach:
(i) fails to pay, when due, any of the costs and expenses of the Commitment Wells;
(ii) allows a lien to placed against any of the Leases;
(iii) fails to Complete a Commitment Well, unless the Parties have agreed to the plugging and abandonment of such Commitment Well;
(iv) fails or refuses to timely cause the drilling of a Commitment Well in accordance with the provisions of Section 4.04.; or
(v) fails to cause the Letter of Credit to be maintained in accordance with the provisions of Section 2.03.
(b) Approach may cure a Default if Approach, after receiving written notice from EnCana demanding cure of such Default, (i) cures the Default within 30 days; or (ii) if the cure requires more than 30 days, immediately initiates steps which EnCana deems in its reasonable judgment to be sufficient to cure the Default and thereafter continues and completes all reasonable steps sufficient to produce compliance as soon as reasonably practicable. If Approach fails to cure a Default within the applicable grace period set forth above, this Agreement will terminate in its entirety and:
(i)	Approach will have no further right to earn any Leases, other than Leases included in Drilling Units, the Earning Event with respect to which occurred prior to the termination under this Section 8.01; and

(ii) Approach will owe EnCana $1,000,000.00 per Initial Commitment Well not yet drilled and Completed as of the date of termination (the “Early Termination Fee”), if this Agreement terminates prior to the completion of the third Initial Commitment Well, which amount may be drawn from the remaining balance of the Letter of Credit.
     THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO ENCANA OCCASIONED BY THE FAILURE OF APPROACH TO DRILL ALL OF THE INITIAL COMMITMENT WELLS WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE EARLY TERMINATION FEE IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY AND ENCANA AGREES THAT THE EARLY TERMINATION FEE IS ITS SOLE AND EXCLUSIVE REMEDY AGAINST APPROACH THEREFOR.
8.02 Other Defaults. In the event of a Default or any other breach of this Agreement by either Party, the non-breaching Party may pursue dispute resolution as set forth in Article X.
8.03 General Survival. The termination of this Agreement shall not relieve any Party from any expense, liability, or other obligation, or any remedy which has accrued or attached or which is related to or attributable to the period prior to such termination.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
9.01 Mutual Representations. Each Party, with respect to itself only, hereby represents and warrants to the other Party the following:
(a) it is duly organized, validly existing and in good standing under the applicable laws of its state of incorporation or formation, and is qualified to do business and is in good standing in the State of Texas and in every other jurisdiction where the failure to so qualify would have a material adverse effect on its ability to execute, deliver and perform this Agreement and the other agreements contemplated herein;
(b) it has all requisite power and authority to (i) own, lease or operate its assets and properties and to carry on the business as now conducted, and (ii) enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby;
(c) it has taken (or caused to be taken) all acts and other proceedings required to be taken by such Party to authorize the execution, delivery and performance by such Party of this Agreement and the other agreements contemplated herein. This Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally and by principles of equity, whether considered in a proceeding at law or in equity;
(d) there are no actions, suits or proceedings pending or, to such Party’s knowledge, threatened against such Party which if decided unfavorably to such Party could have a material adverse effect on the ability of such Party to execute, deliver or perform this Agreement or the other agreements contemplated herein or have a material adverse effect on the Properties;
(e) it has not incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement or the other agreements contemplated herein which could be attributable to or charged to any other Party. Each Party shall indemnify, defend and hold harmless the other Party from any claims, damages, liabilities, costs and expenses, including reasonable attorney’s fees in the event the prior sentence should be or become untrue as to such Party; and
(f) it is not a “consumer” within the meaning of such term in the Texas Deceptive Trade Practices Consumer Protection Act, by virtue of being a corporation which seeks or acquires by purchase or lease, goods for commercial or business use and which has assets of $25 million or more, or is owned or controlled by a corporation or entity with assets of $25 million or more.
9.02 Approach Representations. Approach represents and warrants to EnCana that it has, as of the Effective Date, unencumbered assets or the unconditional right to funds in an amount sufficient to satisfy its obligations under this Agreement.
9.03 No Other Representations. Other than the representations and warranties expressly set forth in this Agreement and the Assignment, neither Party makes any representations or warranties to the other concerning the subject matter of this Agreement.
ARTICLE X
DISPUTE RESOLUTION
10.01 Disputes. Any dispute under this Agreement must be submitted to the dispute resolution procedures of this Article X and the resolution will be final and binding upon the Parties. Any dispute may be submitted to these procedures upon the written request of the Party seeking resolution.
10.02 Arbitration Panel. The arbitration panel must consist of two members who are familiar by training and experience with the operation of oil and gas wells and business and land title issues common in the oil and gas industry (individually, a “Layman,” collectively, the “Laymen”). The third member must be an attorney whose practice deals with oil and gas issues (whether from a regulatory, operational or business perspective). Each Party will choose one Layman, and the Laymen will choose the attorney member of the panel.
10.03	Submission to Arbitration.
(a) Either Party may request arbitration by submitting a written request to the other Party. The written request for arbitration must include the requesting Party’s choice of a Layman to serve as arbitrator.
(b) The Party receiving the notice must respond to the requesting Party within 15 days of the receipt of the notice. The response must include its own choice of a Layman to serve as arbitrator.
(c) The two Laymen must meet within 15 days of the date of the response letter to choose an attorney to serve as the third arbitrator. The two Laymen must use reasonable efforts to choose a third arbitrator who will be impartial and independent of the Parties. The arbitration will commence within 30 days after the third member of the arbitration panel is selected.
(d) If the responding Party fails or refuses to appoint an arbitrator, or the Laymen are unable to agree upon a third arbitrator, either Party may request the Chief U.S. District Court Judge for the Northern District of Texas or such other person designated by such judge to select an arbitrator as soon as possible.
(e) Any arbitration hearing, if one is desired by the arbitration panel, must be held at a place acceptable to the arbitration panel. The arbitration panel may elect to conduct the proceeding by written submissions from the Parties with exhibits, including interrogatories, supplemented with appearances by the Parties as the arbitration panel may desire. The arbitration proceeding, subject only to the terms hereof, should be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances.
(f) The award, and any other decision by the arbitration panel, must be by majority vote of the arbitrators. The decision of the arbitration panel with respect to any disputed matters submitted to the arbitration panel will be reduced to writing, signed by each arbitrator and binding on the parties. Judgment upon the award(s) rendered by the arbitration panel may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.
(g) Each Party will bear their own legal fees and other costs incurred in presenting their respective cases, and the fees and expenses of the arbitrator appointed by that Party. The charges and expenses of the third arbitrator will be shared equally by the Parties.
10.04	Procedure.

(a) In fulfilling its duties hereunder, the arbitration panel may consult with and engage disinterested third parties to advise the arbitration panel including, without limitation, engineers, attorneys, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the arbitration panel.
(b) The arbitration panel may not award punitive, consequential, special or incidental damages.
10.05 Replacement Arbitrator. Any replacement arbitrator, should one become necessary, will be selected in the same manner as the original arbitrators were selected.
10.06 Exclusivity. No lawsuit based on a dispute under this Agreement may be instituted by either Party, other than to compel arbitration proceedings or enforce the award of the arbitration panel.
10.07 Privileges. All privileges under Texas and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying Texas or federal law, as the case may be.
ARTICLE XI
MISCELLANEOUS
11.01 Force Majeure. If any Party is rendered unable, wholly or in part by force majeure, to carry out its obligations under this Agreement, other than any obligation to make any money payments (which obligation will never be extended due to force majeure), such Party must give to the other Party prompt written notice of the force majeure, with reasonably full particulars, and thereupon the obligations of the Party giving the notice, so far as they are affected by the act of force majeure, will be suspended, and the running of all time periods within which certain actions must be completed will be tolled, during, but not longer, than the continuance of the force majeure, plus such reasonable further period of time, if any, required to resume the suspended operation. The affected Party must use all reasonable diligence to remove the force majeure situation as quickly as practicable; provided, that it will not be required to settle strikes, lockouts or other labor difficulty contrary to its wishes. All such difficulties are to be handled entirely within the discretion of the Party concerned. “Force majeure” means an act of nature, strike, lock-out or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other adverse weather condition, explosion, inability to obtain surface access, governmental action, governmental inaction, restraint or delay, or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming force majeure, but not the unavailability of drilling rigs or equipment.

11.02 Monetary Amounts. All monetary amounts stated in this Agreement are cited in, and must be paid in, United States dollars.
11.03 Further Assurances. As necessary, the Parties shall execute any other documents including, but not limited to, any documents, forms, etc. required by any governmental organization or authority, and take such other action necessary to effectuate the terms and provisions of this Agreement and/or the JOA, whichever is applicable including, but not limited to, designation of operator forms and other similar matters.
11.04 Tax Partnership. The rights, duties, obligations and liabilities of the Parties shall be several, not joint or collective. It is not the purpose or intention to create any mining partnership, joint venture, general partnership or other partnership relation and none shall be inferred. Notwithstanding the foregoing, the Parties agree that the undertakings herein will be treated as a partnership for purposes of federal income taxation. Therefore, the Parties agree to be governed, for federal income tax purposes only, by the tax partnership provisions attached hereto as Exhibit I. For every purpose other than the above described income tax purposes, however, and notwithstanding any other provision of this Agreement to the contrary, the parties understand and agree that their relationship hereunder is not one of partnership, association, trust, joint venture, mining partnership or entity of any kind.
11.05 Press Releases. A Party to this Agreement shall not issue any media release or make a public announcement regarding the existence of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities or securities for which it has filed a registration statement with the Securities and Exchange Commission (in which case the disclosing Party agrees to use its reasonable efforts to advise and obtain the consent of the other Party prior to making the disclosure).
11.06 Taxes and Recording Fees. Any sales taxes, transfer taxes, documentary taxes and recording fees relating to an assignment hereunder shall be paid by the assignee. Subject to the terms of any JOA, each Party shall be responsible for its own local, state and federal income tax reporting, recognition of gain or loss, if any, and the taxes, if any, payable with respect to the transaction. All taxes, including Ad Valorem taxes, imposed with respect to periods or portions of periods prior to the date of this Agreement shall be the burden of EnCana and all such taxes imposed with respect to periods or portions of periods after the Effective Date shall be the burden of EnCana and Approach in proportion to their interests. Any Party which pays any such taxes which are the responsibility of the other Party shall be entitled to prompt reimbursement upon evidence of such payment. EnCana shall be entitled to all refunds or rebates of taxes paid pertaining to those taxable periods ending on or prior to the Effective Date.

11.07 Governing Law. This Agreement shall be governed, construed, and enforced in all respects, including validity, interpretation, and effect, according to the laws of the State of Texas, excluding any conflicts of law rule or principle that might apply the law of another jurisdiction .
11.08 Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT NO PARTY SHALL BE LIABLE FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES SUFFERED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT.
11.09 Inherent Risk. Each Party hereby acknowledges its understanding and acceptance of the inherent risks associated with the exploration for oil and gas.
11.10 Confidentiality. Except as expressly set forth herein and except as required by applicable laws or rules and regulations of any administrative or governmental agency or entity, the Parties hereto acknowledge and agree that this Agreement, their negotiations in connection herewith and all information obtained by or provided to any of them in connection with the matters contemplated herein or as it relates to the Properties will be maintained as confidential, except for disclosures to representatives of the Parties, their respective legal and financial advisors, and as otherwise consented to by the Parties, such consent not to be unreasonably withheld.
11.11	Notices.
(a) All notices required or permitted under this Agreement shall be in writing and delivered in person, by overnight courier, by certified or registered mail return receipt requested, by facsimile, or by electronic transmission, delivered or addressed to the persons and at the addresses as provided below. A notice shall be deemed given when received by the Party to whom it is directed. When a response to the other Party is required, each Party’s response shall be in writing to the other Party.
(b) A notice is deemed to have been received as follows:
(i)	if a notice is delivered in person, upon receipt as indicated by the date on the signed receipt;

(ii)	if a notice is sent by Registered or Certified Mail, upon the earlier of (1) receipt as indicated by the date on the signed receipt or (2) five days after such notice is deposited in the mail;

(iii)	if a notice is sent by nationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt;

(iv)	if a notice is sent by facsimile, upon receipt by the party giving or making such notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number;

(v)	if a notice involving an item that causes a response period or other time period set forth in this Agreement (a “time-sensitive matter”) to commence is sent by electronic transmission, upon the notifying party’s receipt of a response from the addressee by electronic transmission or other written or facsimile recognition of receipt of such electronic transmission;

(vi)	if a notice involving an item other than a time-sensitive matter is sent by electronic transmission, when transmitted if transmitted prior to 9:00 a.m. on a business day, and otherwise on the next business day following transmission; and

(vii)	if the addressee rejects or otherwise refuses to accept a notice, or if the notice cannot be delivered because of a change in address for which no notice was given to the Party attempting to give or make such notice, then upon the rejection, refusal, or inability to deliver.
(c) Notwithstanding the foregoing subsections (i) through (vii) above, except as expressly provided to the contrary in subsection (vi) above, if a notice is received after 5:00 P.M. on a business day where the addressee is located, or on a day that is not a business day where the addressee is located, such notice is deemed received at 9:00 A.M. on the next business day where the addressee is located.
ADDRESSES
Approach Oil & Gas Inc.
6300 Ridglea Place, Suite 1107
Fort Worth, TX 76116-5737
Telephone: 817-989-9000
Fax: 817-989-9001
ENCANA OIL & GAS (USA) INC.
14001 N. Dallas Parkway, Suite1000
Dallas, Texas 75240
Telephone: 214-987-7156
Fax: 214-691-1415
Attn: Team Lead/Land

11.12 Headings for Convenience. All captions, numbering sequences, and headings used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor have any legal effect other than to aid a reasonable interpretation of this Agreement. A reference to “Article” or “Section” is to an Article or Section of this Agreement.
11.13 Amendment. No provision of this Agreement shall be modified or amended except by the written agreements for the Parties.
11.14 Severance of Invalid Provisions. In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provisions eliminated. The surviving provisions of this Agreement shall remain in full force and effect unless the removal of the invalid provisions destroys the legitimate purposes of this Agreement; in which event this Agreement shall no longer be of any force or effect. The Parties shall negotiate in good faith for any required modifications to this Agreement required as a result of this provision.
11.15 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns and shall constitute a covenant running with the Properties.
11.16 Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.
11.17 Counterparts; Facsimile Signature. The Parties may execute this Agreement in any number of duplicate originals, each of which constitutes an original, and all of which, collectively, constitute only one Agreement. The Parties may execute this Agreement in counterparts, each of which constitutes an original, and all of which, collectively, constitute only one Agreement. Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Party hereto. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. In proving this Agreement, a Party must produce or account only for the executed counterpart of the Party to be charged.
11.18 Binding on Successors and Assigns. This Agreement will extend to, inure to the benefit of, and be binding upon the Parties and each of their successors and assigns. Any Party may assign this Agreement, provided, however, that no such assignment will relieve the assigning Party of its obligations hereunder without the express written consent of the other Party.
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IN WITNESS WHEREOF, this Agreement is executed and effective as of the date first above written.

APPROACH OIL & GAS INC.
By:	/s/ J. Ross Craft
J. Ross Craft
President

ENCANA OIL & GAS (USA) INC.
By:	/s/ Paul Sander
Paul Sander
Vice President

Approach Operating executes this Agreement as of the date first above written to evidence its consent to the provisions of Section 6.01.

APPROACH OPERATING, LLC
By:	s/ J. Ross Craft
J. Ross Craft
President

SCHEDULE OF DEFINITIONS

Defined Term	Section Where Defined
Acceptance Period	7.01(c)
AFE	4.02(a)
AMI	7.01(a)
Approach	Introductory Paragraph
Approach Operating	2.02
Approach Interest	5.01(a)
Assignment	5.02(a)
Commitment Wells	4.01(a)
Complete, Completed, Completion	4.08(a)
Cotton Valley Lime Formation	4.08(a)
Default	8.01(a)
Drilling Unit	5.01(b)
Earning Event	5.02(b)
Effective Date	Introductory Paragraph
Electing Party	4.03(c)
EnCana	Introductory Paragraph
Evaluation Period	4.01(b)
Excluded Assets	1.02
Final Earning Event	5.03
Force Majeure	11.01
Geoscientific Data	4.03(c)
Initial Commitment Well	4.01(a)
Initial Term	7.01(b)
Interests	7.01(b)
JOA	6.01(a)
Layman, Laymen	10.02
Lease, Leases	Background 1.
Lease Rental Deposit	2.01
Letter of Credit	2.03
Objective Depth	4.08(c)
Operator	6.01(a)
Party, Parties	Introductory Paragraph
Properties	1.01(a)
Section	11.12
Subsequent Commitment Well	4.01(b)
Substitute Well	4.05
Withdrawal Notice	4.01(b)

LIST OF EXHIBITS

Exhibit A	Leases
Exhibit B	Excluded Assets
Exhibit C	Wire Transfer Instructions
Exhibit D	First AFE
Exhibit E	Commitment Well Locations
Exhibit F	Form of Assignment
Exhibit G	JOA
Exhibit H	AMI Map
Exhibit I	Tax Partnership Agreement
Exhibit J	Letter of Credit